Free Writing Prospectus to Preliminary Pricing Supplement No. 18,042

Registration Statement Nos. 333-293641; 333-293641-01

Dated August 12, 2026; Filed pursuant to Rule 433

Morgan Stanley

2-Year Auto-Callable Trigger PLUS Based on the Performance of an Equally Weighted Basket of Ten Stocks

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement, tax supplement and prospectus, and the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:	Basket Component	Weighting
	Amazon.com, Inc. common stock (“AMZN”)	10.00%
	Coherent Corp. common stock (“COHR ”)	10.00%
	Corning Incorporated common stock (“GLW”)	10.00%
	Linde plc ordinary shares (“LIN”)	10.00%
	MP Materials Corp. common stock (“MP”)	10.00%
	Northrop Grumman Corporation common stock (“NOC”)	10.00%
	NVIDIA Corporation common stock (“NVDA”)	10.00%
	RBC Bearings Incorporated common stock (“RBC”)	10.00%
	Rocket Lab Corporation common stock (“RKLB”)	10.00%
	Space Exploration Technologies Corp. class A common stock (“SPCX”)	10.00%
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 31, 2026
Original issue date:	September 3, 2026 (3 business days after the pricing date)
Maturity date:	September 6, 2028
Early redemption:

If, on the first determination date, the first determination date basket value is greater than or equal to the initial basket value, the securities will be automatically redeemed for the early redemption payment on the early redemption date.

The securities will not be redeemed early on the early redemption date if the first determination date basket value of the underlying basket is below the initial basket value on the first determination date.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount of $1,164, as set forth under “Determination Dates, Early Redemption Date and Early Redemption Payment.” No further payments will be made on the securities once they have been redeemed.

Determination dates:	See “Determination Dates, Early Redemption Date and Early Redemption Payment.” The determination dates are subject to postponement for non-trading days and certain market disruption events.
Early redemption date:

See “Determination Dates, Early Redemption Date and Early Redemption Payment.” If such day is not a business day, the early redemption payment, if payable, will be paid on the next business day, and no adjustment will be made to the early redemption payment.

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

●If the final basket value is greater than the initial basket value:

$1,000 + ($1,000 × basket percent change × 150%)

●If the final basket value is less than or equal to the initial basket value but is greater than or equal to the downside threshold level:

$1,000

●If the final basket value is less than the downside threshold level:

$1,000 × basket performance factor

Under these circumstances, you will lose more than 20%, and possibly all, of your investment.
Downside threshold level:	80, which is 80% of the initial basket value
Initial basket value:

100, which will be equal to the sum of the products of (i) the basket closing value of each basket component on the pricing date and (ii) the multiplier for such basket component on such date, as determined by the calculation agent.

Final basket value:	The sum of the products of (i) the basket component closing value of each basket component on the final determination date and (ii) the multiplier for such basket component.
First determination date basket value:	The sum of the products of (i) the basket component closing value of each basket component on the first determination date and (ii) the multiplier for such basket component.
Basket performance factor:	final basket value divided by the initial basket value
Basket percent change:	(final basket value – initial basket value) / initial basket value
Determination Dates, Early Redemption Date and Early Redemption Payment:	Determination Date:		Early Redemption Date:	Early Redemption Payment (per $1,000 Security):
	1st:	9/8/2027	9/13/2027	$1,164
	Final:	8/31/2028	Maturity date	See “Hypothetical Payout at Maturity” below
CUSIP/ISIN:	61781DTH1 / US61781DTH16
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226039686/ms18042_424b2-26480.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	Change in Basket	Early Redemption Payment (per Security)
#1	+20.00%	$1,164
The securities are automatically redeemed on the first early redemption date. Investors receive a payment of $1,164 per security on the early redemption date.
Hypothetical Payout at Maturity[1] (if the securities have not been automatically redeemed prior to maturity)
Change in Basket	Payment at Maturity (per Security)
+60.00%	$1,900.00
+40.00%	$1,600.00
+20.00%	$1,300.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-21.00%	$790.00
-40.00%	$600.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Components

For more information about the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Factors

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal at maturity.

●If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for the first determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Not equivalent to investing in the basket components.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $920.40 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities offered by this accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Basket Components

●Space Exploration Technologies Corp. has very limited trading history There are risks associated with investments in securities linked to the value of foreign equity securities.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●Changes in the value of one or more of the basket components may offset each other.

●Basket stock prices can be volatile.

●We are not affiliated with the issuers of the basket stocks.

●We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.

●The closing prices of the basket stocks may come to be based on the value of the stock of companies other than the issuers of the basket stocks.

●The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.